Exhibit 5.1

1501 McGill College Avenue, 26th Floor Montréal, QC H3A 3N9 Canada dwpv.com

April 19, 2022

BELLUS Health Inc.
275 Armand-Frappier Blvd.
Laval, Québec H7V 4A7
Canada

Ladies and Gentlemen:

Re:	BELLUS Health Inc. – Registration Statement on Form S-8

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by BELLUS Health Inc. (the “Company”) with the United States Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), of 3,897,751 common shares of the Company (the “Shares”), issuable under the Company’s Stock Option Plan (effective May 15, 2012 and as amended on February 26, 2020 and February 23, 2022) (the “Plan”).

For the purpose of this opinion, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein. This opinion is limited to the laws of Canada. We do not express any opinion on any laws other than the laws of Canada.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto. We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Act as amended, or within the category of persons whose consent is required by Section 7 of the Act.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance of any such Shares, the authorization to issue the Shares pursuant to the Plan will not have been modified or rescinded by the Board of Directors of the Company and there will not have occurred any change in law affecting the validity or enforceability of such issuance of the Shares. We have also assumed that neither the issuance of the Shares, nor the compliance by the Company with the terms of the Plan, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited to the laws of Canada. We do not express any opinion on any laws other than the laws of Canada.

Based upon and subject to the foregoing, as of the date hereof, we are of the opinion that, following their issuance upon the due exercise and full payment therefor in accordance with the terms of the Plan, the Shares will, at the time of their issuance, be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in the laws of Canada.

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the filing of the Registration Statement. This opinion may not be relied upon by anyone else or used for any other purpose without our prior written consent.

Yours truly,

(signed) Davies Ward Phillips & Vineberg LLP